Item 77O - 10f3 Transactions

Lazard World Dividend & Income Fund, Inc.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Year Ended December 31, 2009

						   Total		Shares
					Date	   Shares     Price   Purchased by
Portfolio	Security		Purchased  Offered  Per Share The Portfolio
									  (1)
Lazard World    Mead Johnson Nutrition,  02/10/09 30,000,000  $24.00 	 3,988
 Dividend &     Co.
 Income Fund,
 Inc.

Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum*)	Broker

$95,712		0.0133%		0.3333%		Morgan Stanley

Notes:
(1) In addition to the Portfolio, other accounts managed by LAM purchased, in aggreagate, 100,000 shares or 0.3333% of the total shares offered by Mead Johnson Nutrition, Co.
*   Purchases by all Portfolios in aggregate may not exceed
25% of the principal amount of the offering.